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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                         Corporate Communications:
April 10, 2000                                Fran Harrison
                                              207-775-8576
                                              fran.harrison@fairchildsemi.com

                                              Investor Relations:
                                              Pete Groth
                                              207-775-8660
                                              Investor@spf.fairchildsemi.com

                                              Public Relations Firm:
                                              Chris Carleton
                                              CHEN PR
                                              781-466-8282
                                              ccarleton@chenpr.com


NEWS RELEASE


            FAIRCHILD SEMICONDUCTOR ANNOUNCES AGREEMENT TO PURCHASE
                               QT OPTOELECTRONICS


     Acquisition of the World's Largest Independent Optoelectronic Supplier
                      Expands Fairchild's Product Portfolio


South Portland, ME - Fairchild Semiconductor International (NYSE: FCS) today announced it has signed an agreement to acquire QT Optoelectronics, Inc. (QTO) for approximately $100 million. The transaction will be mainly comprised of Fairchild stock.

Fairchild enters the $5.8 billion optoelectronic market with the purchase, expanding its multi-market product portfolio. QTO designs, manufactures and markets LED lamps and displays, infrared components, custom optoelectronics, and optocouplers.

"The addition of QT Optoelectronics enables Fairchild to now participate in all the key multi-market segments, which WSTS projects to grow in aggregate to $60 billion by 2002," says Kirk Pond, president, chairman and CEO of Fairchild. "Adding this product line is critical to our high performance building block strategy and offers tremendous growth potential, providing new customers and expanding our offerings to existing customers. QTO will strengthen our communications and computer markets, while opening up new automotive and consumer customers. This purchase demonstrates our commitment to grow through acquisition, as well as new product development."

QTO is the world's largest independent company solely focused on optoelectronics. The company supplies customers such as Rockwell, Nortel, Lucent, Celestica, Philips, Motorola, Honeywell and IBM, as well as the world's largest component distributors such as Arrow, Avnet and Future Electronics.


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QTO projects 2000 revenues to be nearly $90 million, based on expected first quarter 2000 revenues and order rates. "This purchase is a great deal for Fairchild, and for our shareholders," says Joe Martin, executive vice president and chief financial officer of Fairchild. "QTO is in a strong position to grow 25% this year over 1999, with its profit before tax running at about 15%. We expect this purchase will be accretive to our earnings per share from day one. QTO offers significant profitable growth potential for Fairchild."

QTO is based in Sunnyvale, California with an established worldwide sales organization and major manufacturing locations in Wuxi, China; Kuala Lumpur, Malaysia; and Singapore.

"In becoming part of Fairchild Semiconductor, QTO will now have access to and benefit from a number of Fairchild's strengths, including its design and process technology, manufacturing and packaging capability and financial resources," says Steve Sherman, president and CEO of QTO. "The additional financial resources will enable QTO to accelerate its growth through acquisitions. We also believe that adding QTO's product portfolio to Fairchild's will enhance our ability to serve our shared customers and allow us to develop new business. Fairchild will provide QTO the additional muscle it needs to quickly expand our business. All of us at QTO are excited about becoming part of the Fairchild family, leveraging their organization and becoming part of a company with such a strong track record."

Fairchild Semiconductor International (www.fairchildsemi.com) is a global company solely focused on designing, manufacturing and marketing high performance semiconductors for multiple end market uses. Fairchild's multi-market components are used in computer, telecommunications, automotive, consumer and industrial applications. Supplying logic, interface, analog, mixed signal, non-volatile memory and power products, Fairchild is filling the gap in the global supply of building block semiconductors. The company is headquartered in South Portland, Maine, USA, with 8,400 employees worldwide. Additional manufacturing facilities are located in Utah, South Korea, Malaysia and the Philippines, with regional sales offices throughout the world.

Special Note on Forward Looking Statements:
This news release includes "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934. Forward looking statements often, though not always, include words or phrases such as "believe," "expect," "estimate," "intends," and "appears." Forward looking statements that express our beliefs, plans, objectives, or future events or performance may involve estimates, assumptions, risks, and uncertainties. In addition to factors discussed above, many other factors could cause actual results to differ materially from those expressed in the forward looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; significant litigation and the impact on our business due to internal systems or systems of suppliers and other third parties adversely affected by year 2000 problems. Other risk factors are listed in the company's Form 10-K for the year ended 26 December 1999 (see the Risk Factors section of the Business description and the Outlook and Business Risk


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section of Management's Discussion and Analysis of Financial Condition and
Results of Operations).

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